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Exhibit 4M



                             GROUP ANNUITY AMENDMENT

               MADE A PART OF THE CONTRACT TO WHICH IT IS ATTACHED


The provisions of this Group Annuity Amendment will be effective on the later of May 1, 2000 or the date this amendment is approved by the State Department of Insurance where this contract is governed or the Effective Date of this Contract.

Section 1.31 will be added to Article 1:

"1.31 Net Contributions - The sum of all Contributions credited to the Participant's Account Value less any amounts paid when a withdrawal occurs and less any outstanding loan balance."

The following paragraph will be added after the last paragraph of Section 4.05 of Article 4:

"Upon receipt of request for payment due to a Participant's death, we will make a payment equal to the greater of the following amounts:

(a)  The Net Contributions, or

(b) The Participant's Account Value less any outstanding loan balance."

The following paragraph will replace the first paragraph of Section 5.02 of
Article 5:

"If a Participant dies prior to the Annuity Commencement Date, upon receipt of due proof of death and required claim forms and upon our approval of the death claim, we will pay the Beneficiary, if one is living, a death benefit equal to the greater of the following amounts:

(a)  The Net Contributions, or

(b) The Participant's Account Value less any outstanding loan balance."

The following paragraph will be added after the last paragraph of Section 5.02 of Article 5:

"At the Participant's option, a Participant can elect in writing the settlement option payable to the Beneficiary upon his or her death."

Section 7.07 will be added to Article 7:

"7.07 If a withdrawal for the entire Account Value is requested and there is an outstanding loan balance, the Account Value will be reduced by the amount of the outstanding loan balance. The remaining Account Value will be calculated at the end of the Valuation Period following the deduction of the loan balance."


                   THE LINCOLN NATIONAL LIFE INSURANCE COMPANY


                           /s/ Jon A. Boscia

                               Jon A. Boscia, President